Exhibit 99.3

BLAIZE MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Blaize Inc., (“us”, “our”, “we” and “Blaize”) should be read together with our audited consolidated financial statements and related notes filed as Exhibit 99.1 to this Current Report on 8-K (the “Current Report”). Some of the information contained in this discussion and analysis, including information with respect to our plans, objectives, expectations, projections, and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024 (our “Annual Report”), our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Unless the context otherwise requires, references to the “Company,” “we,” “us,” and “our” in this section generally refer to Blaize, Inc. before the Business Combination (as defined below) or, from and after the Business Combination, Blaize Holdings Inc.

Overview

Blaize is a provider of purpose-built, transformative artificial intelligence (AI)-enabled edge computing solutions that unite software and silicon to optimize AI from the edge to the core. Blaize provides a full-stack programmable processor architecture suite and low-code/no-code software platform that enables AI processing solutions for highperformance computing at the network’s edge and in the data center. Blaize solutions deliver real-time insights and decision-making capabilities at low power consumption, high efficiency, minimal size and low cost. Our mission is to enable enterprises to harness the power of AI at the edge, delivering real-time insights and decision-making capabilities with compelling speed and efficiency. With our innovative hardware and software solutions, we believe we are at the forefront of transforming industries and unlocking new possibilities in an increasingly connected and data-driven world.

Our portfolio includes highly efficient programmable AI processors in a broad range of form factors, deployable across several verticals, including enterprise, commercial, industrial, defense and automotive. Blaize’s accelerated AI computing platforms enable applications such as computer vision, advanced video analytics and AI inference. The use of industry standards ensures rapid integration into existing workflows and systems by our customers. Our unique and rich set of software tools empower non-expert practitioners to deploy existing and novel AI applications on our hardware, with ease and speed, without the need to learn or use source code. All of this is combined into integrated AI solutions which are designed to deliver real- time insights and decision-making capabilities with substantial speed and efficiency.

We believe we are well positioned to empower organizations to process and analyze data in real time at the edge of the network, thereby enabling them to make informed decisions, unlock new business opportunities, and gain a competitive advantage in the rapidly evolving AI landscape. With a strong focus on innovation, performance, and partnership, we believe we will help to drive the future of AI accelerated computing at the edge.

Growth Strategy and Outlook

The key elements of our strategy for growth include focusing on the following areas:

•	Scaling through expansion of our current products to reach deeper into our own industry’s verticals and expanding into adjacent verticals.

•

Growing our ecosystem of hardware manufacturers and independent software vendors specializing across a variety of industry verticals and form new partnerships with them to bring innovative turn-key solutions to market.

•	Continuing to enhance the features available in AI Studio in order to target a wider community of developers, including universities and other institutes of higher education.

•	Incorporating market AI trends into the design of our next-generation SoC to further expand our total addressable market.

Our pipeline continues to expand, driven by strong and accelerating market interest in Edge AI[LW5] , and ongoing engagement with high-quality prospective customers across key sectors, including, but not limited to, Smart Cities, defense, and the automotive industry.

•	Joint technology agreement with KAIST to produce new edge AI computing applications across biomedical, neuromorphic, photovoltaics, thermoelectrics and green hydrogen

•	Partnership with alwaysAI to revolutionize real-time insights with AI Edge Computing and advanced computer vision applications

•	Partnership with VSBLTY to develop new AI-enabled hybrid technology for large-scale global safety and security solutions

•	Partnership with Turbo Federal to procure contracts to accelerate AI solutions for the U.S. Department of Defense

Recent Developments

On December 22, 2023, as amended on April 22, 2024, October 24, 2024 and November 21, 2024, the Company entered into a Merger Agreement with BurTech Merger Sub, Inc (“Merger Sub”), Blaize, Inc. (“Legacy Blaize”), and solely for the limited purposes of the transaction, Burkhan Capital LLC, a Delaware limited liability company and affiliate of BurTech (“Burkhan”), pursuant to which Merger Sub would merge with and into Legacy Blaize, with Legacy Blaize surviving the Business Combination as a wholly owned subsidiary of the Company.

On and around December 31, 2024, the Company and certain unaffiliated stockholders of the Company named therein (each, an “Investor” and collectively, the “Investors”), entered into agreements (each, a “Non-Redemption Agreement” and collectively, the “Non-Redemption Agreements”) pursuant to which the Investors agreed not to redeem (or validly rescind any redemption requests on) their shares of Common Stock (“Non-Redeemed Shares”) and, in exchange, Legacy Blaize and the Sponsor have agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share whether Investor (i) sells the Non-Redeemed Shares in the open market or (ii) exercises its option to require the Company to repurchase the Non-Redeemed Shares in accordance with the Non-Redemption Agreement (collectively, the “NRA Financing”).

From December 31, 2024 through January 13, 2025, BurTech Acquisition Corp. (“BurTech”), Legacy Blaize and certain subscribers (each, a “Subscriber” and collectively, the “Subscribers”) entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which BurTech issued and sold to the Subscribers, immediately prior to the closing of the Business Combination, collectively, 1,540,300, shares of Class A Stock (the “PIPE Shares”) at a price per share equal to $10.00 (the “PIPE Investment”).

Immediately before the closing of the Business Combination and pursuant to the terms of the Merger Agreement, the Legacy Blaize convertible notes outstanding plus all accrued and unpaid interest, each of the issued and outstanding shares of redeemable convertible preferred stock, and all outstanding warrants, net exercised, were automatically converted into shares of the Company’s common stock. Upon the consummation of the Business Combination, each share of Blaize common stock issued and outstanding were canceled and converted into the right to receive shares of Blaize Holdings Class A common stock and each share of Merger Sub Capital Stock was converted into one share of Blaize Holdings Class A common stock, par value $0.0001. Further upon the Closing Date, (i) each Company option granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings option, upon substantially the same terms and conditions as in effect with respect to the corresponding Company option and (ii) each Company RSU granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings restricted stock unit (“RSU”), upon substantially the same terms and conditions as in effect with respect to the corresponding Blaize RSU.

Immediately prior to the consummation of the Business Combination and pursuant to the terms of the Merger Agreement, on January 13, 2025, BurTech, Merger Sub, Blaize and Burkhan confirmed to one another that all conditions to the closing set forth in Article IX of the Merger Agreement have been satisfied, and expressly waived the conditions that remained unsatisfied on such date through the execution of that certain Letter Agreement (the “Letter Agreement”), dated as of January 13, 2025, by and among BurTech, Merger Sub, Blaize, Burkhan, and BurTech’s sponsor, BurTech LP LLC, a Delaware corporation (the “ Sponsor”) which is attached hereto as Exhibit 10.15 to this Report, and which is incorporated herein by reference. Pursuant to the Letter Agreement, Blaize waived the conditions to Closing (1) under Section 9.3(d) of the Merger Agreement that BurTech have available proceeds of not less than $125,000,000 remaining upon the consummation of the Merger, and (2) under Section 9.3(f) of the Merger Agreement that the sum of the BurTech trust account plus the amount of immediately available funds received by BurTech pursuant to purchases of shares of Class A Stock on the terms provided in the Backstop Subscription Agreement (the “Backstop Agreement”), dated as of April 22, 2024, by and among BurTech, Blaize and the Sponsor, shall be no less than $30,000,000, to allow the parties to proceed to Closing. Pursuant to the Letter Agreement, BurTech waived the obligations of the Sponsor under the Backstop Agreement and, in lieu of such obligations, Burkhan entered into a PIPE Subscription Agreement to purchase an aggregate of 1,200,000 shares of Class A Stock at a purchase price of $10.00 per share for aggregate proceeds of $12,000,000 to the Company. Pursuant to the Letter Agreement, the Company agreed to register for resale within four (4) business days of the closing of the Business Combination, pursuant to the Securities Act, certain shares of the Sponsor and the Sponsor Group (as defined in the A&R Registration Rights Agreement) on the same terms and subject to the same conditions as the Registration Rights Agreement.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsor issued a secured promissory note and pledge agreement (the “Sponsor Note”) to BurTech (the “Holder”) in the principal amount of $8,753,744.21, bearing an interest rate of 7% with annual compounding, compounded on December 31 each year the Sponsor Note remains outstanding for the remaining principal amount of the Sponsor Note as at the maturity date, until such remaining principal amount is paid. Pursuant to the Sponsor Note, the Sponsor agreed to pay certain of the Acquiror Transaction Expenses (as defined in the Merger Agreement) set forth in the Sponsor Note. As consideration for entry into the Sponsor Note, the Company issued 750,000 shares of Class A Stock (“Sponsor Note Shares”) to the Sponsor in accordance with the terms of the Sponsor Note (the “Sponsor Note Issuance” and together with the PIPE Investment, the “Private Placements”). The shares of Class A Stock issued in consideration for the Sponsor Note were offered in a private placement under the Securities Act, pursuant to the Sponsor Note. The Sponsor is obligated to pay the Acquiror Transaction Expenses set forth in the Sponsor Note within ninety days after the date that the Sponsor Note Shares have been registered for resale under the Securities Act. The Sponsor granted a first priority security interest in, and pledged, 2,000,000 shares of Class A Stock and all additions, accessions and substitutions to the Holder to secure the satisfaction by the Sponsor of all its obligations to the Holder under this Sponsor Note. Additionally, in the event that the Company is required to pay any of the Acquiror Transaction Expenses subject to the Sponsor Note, the Sponsor is obligated to reimburse the Company for such payments within 90 days of such payment by the Company.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Blaize and certain stockholders of Legacy Blaize entered into that certain Registration Rights Agreement (the “Ava Registration Rights Agreement”).

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, certain former Legacy Blaize stockholders entered into that certain Lock-Up Agreement (the “Stockholder Lock-Up Agreement”) pursuant to which they each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Stockholder Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Stockholder Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise with respect to the Stockholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction of the types specified in clause (i) or (ii) until the date that is 180 days after the Closing Date (the period from the date of the agreement until such date, the “Lock-Up Period”). At Closing, approximately 34.39% of the total issued and outstanding shares of Common Stock are subject to lock-up restrictions in connection with the Stockholder Lock-Up Agreement.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, certain former Legacy Blaize convertible noteholders entered into that certain Lock-Up Agreement (the “Noteholder Lock-Up Agreement”) pursuant to which they each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, seventy-five percent (75%) of the shares of Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Noteholder Lock-Up Period (as defined below), the “Noteholder Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Noteholder Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise with respect to the Noteholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction of the types specified in clause (i) or (ii) until the date that is 180 days after the Closing Date (the period from the date of the agreement until such date, the “Noteholder Lock-Up Period”).

On January 13, 2025, upon closing of the Business Combination, 28,750,000 of public warrants and 898,250 of private warrants of BurTech that were outstanding immediately before to the Merger became warrants of Blaize Holdings.

Concurrent with the Business Combination, holders of Blaize common stock and outstanding equity awards (including stock options and RSU holders) agreed to the right to receive up to an aggregate amount of 15,000,000 shares of Blaize Holdings Class A Common Stock (the “Earnout Shares”) during specified periods following the Merger (the “Earnout Period”) that will be issued if the following targets or triggering events are achieved:

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $12.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $17.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $20.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period.

Employees entitled to receive Earnout Shares with respect to Blaize Holdings options and RSUs, must provide service through the date the target is achieved and if an employee departs, the Earnout Shares are reallocated to the remaining pool of recipients who received the right to the Earnout Shares on the closing Date.

On January 13, 2025, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Blaize (the “Merger”), the separate corporate existence of Merger Sub ceased and Legacy Blaize survived as a wholly owned subsidiary of the Company (collectively, the Business Combination”). Following the closing of the Business Combination, we changed our name to Blaize Holdings, Inc. While we are the legal acquiror of Legacy Blaize in the Business Combination, Legacy Blaize is deemed to be the accounting acquiror, and the historical financial statements of Legacy Blaize became the historical financial statements of the Company upon the closing of the Business Combination.

Capital Markets Advisor Fees

In connection with the Business Combination, BurTech engaged Jefferies as capital markets advisor. Pursuant to the engagement, Jefferies is entitled to receive a fee of $4.5 million upon the Closing of the Business Combination, with the option for the Company to defer up to $1 million of this fee for up to 12 months post-closing. As of the date of this Form 8-K/A, no fees have been paid to Jefferies under its engagement.

Liquidity and Going Concern

Since inception of Blaize and through December 31, 2024, we have funded our operations primarily with cash flows from contributions from founders or other investors and other financing activities. We have incurred recurring losses and negative cash flows since our inception, including a net loss of $61.2 million and $87.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.

Our ability to continue to meet our obligations, to achieve our business objectives and continue as a going concern is dependent upon several factors, including our revenue growth rate, the timing and extent of spending to support further sales and marketing initiatives as well as our research and development efforts. In order to finance these opportunities, we will need to raise additional financing. While there can be no assurances, we intend to raise such capital through issuances of additional debt financing and public or private equity offerings or other means. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

The Business Combination

On December 22, 2023, as amended on April 22, 2024, October 24, 2024 and November 21, 2024, we entered into the Merger Agreement with BurTech, Merger Sub, and, solely for the limited purposes of the transaction, Burkhan. On January 13, 2025, upon closing of the Business Combination, Merger Sub merged with and into Blaize, with Blaize surviving as the surviving company as a direct, wholly owned subsidiary of BurTech.

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, Blaize is treated as the accounting acquirer and BurTech is treated as the acquired company for financial statement reporting purposes. We are deemed as the accounting acquirer and the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Business Combination, Blaize is the successor to an SEC-registered and Nasdaq- listed company, which requires Blaize to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Business Metrics

Pipeline

We have identified a potential $458 million of future business opportunities that could significantly accelerate growth through near-term customer implementations. Although Blaize is under no contractual arrangement(s) with respect to such pipeline and there is no assurance of a future contractual arrangement, the pipeline contains target accounts and opportunities that have been identified and verified as potential customers for Blaize products and services. We classify certain key metrics related to our pipeline into the following categories: proof of concept stage, partners and design wins.

Proof of Concept Stage

A proof-of-concept stage (“POC”) represents that a proposal for a proof of concept has either been initiated or is in progress with a potential customer or partner. We utilize POCs to demonstrate the Blaize technology’s significant value proposition along with its tailored use scenarios and satisfaction of customer and/or partner requirements. As of November 11, 2024, a total of 23 POCs have been initiated or are in progress with a potential customer.

Partners

A partner (“Partner”) consists of either an independent software vendor or independent hardware vendor with whom Blaize is working to integrate Blaize products and services into the vendor’s offerings for their customers. Such vendors may include OEMs, original design manufacturers, system integrators or hardware resellers or distributors, among others. As of October 25, 2024, Blaize has a total of 30 Partners.

Design Wins

A design win (“Design Win”) represents that a Partner or a customer has selected Blaize’s products and/or services to be incorporated into a product that it intends to produce or consume, as applicable, and has confirmed that Blaize’s offerings integrate into such product accordingly. As of November 11, 2024, a total of 11 Design Wins have been confirmed with a Partner or customer.

Key Financial Definitions/Components of Results

Revenue

We currently derive revenue through a combination of:

•	Engineering services revenue, this involves providing customized design services to our customers, tailored to their specific requirements.

•	Hardware revenue — this encompasses the sale of our semiconductor products through various supply agreements.

Costs and Expenses

We classify our costs and expenses into the following categories: Cost of revenue (exclusive of depreciation and amortization), Research and development expenses, Selling, general and administrative expenses, Depreciation and amortization expenses, Loss on purchase commitments and Transaction costs.

Cost of Revenue (exclusive of depreciation and amortization)

Cost of revenue (exclusive of depreciation and amortization) is primarily comprised of the cost of semiconductors purchased from subcontractors, including wafer fabrication, assembly, testing and packaging, board and device costs as well as indirect costs such as inventory carrying costs and inventory valuation reserves.

In addition, cost of revenue (exclusive of depreciation and amortization) also includes direct labor costs associated with the servicing of our engineering services revenue contracts.

Research and development expense

Research and development expense primarily consists of personnel costs for our research and development activities. Research and development expense also includes costs associated with the design and development of our application-specific integrated circuit and intellectual property (IP) solutions, such as third-party foundry costs, third party computer-aided tools and software licenses, third party IP licenses, reference design development, and allocated costs, such as facilities and information technology costs.

Selling, general and administrative expense

Selling, general and administrative expense primarily consists of personnel-related expenses for our finance human resources, information technology, and legal organizations. These expenses also include non- personnel costs, such as legal, audit, accounting services, advertising expenses, other professional fees as well as certain tax, corporate software licenses, and insurance-related expenses.

Depreciation and amortization expense

Depreciation and amortization expense consists of depreciation and amortization on long-lived assets such as computer equipment, capitalized software licenses, furniture and fixtures, leasehold improvements, office equipment and vehicles.

Loss on purchase commitments

Loss on purchase commitments consists of contractual obligations to procure inventory from our third-party contract manufacturer and other suppliers that are in excess of expected demand and where the value of these purchase commitments may not be recoverable.

Transaction costs

Transaction costs primarily consist of legal fees, consultant fees and other direct costs incurred to explore prior potential merger transactions.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Year ended December 31, 2024 compared to year ended December 31, 2023

The following table sets forth Blaize’s consolidated statements of operations data for the years ended December 31, 2024 and 2023, respectively.

Year Ended December 31, (in thousands)	2024	2023	Change Dollar	Change Percentage
Revenue
Engineering services revenue - related party	$1,525	$3,840	$(2,315)	(60)%
Hardware revenue	29	16	13	81%

Total revenue	1,554	3,856	(2,302)	(60)%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	579	3,656	(3,077)	(84)%
Research and development	25,094	18,115	6,979	39%
Selling, general and administrative	22,413	17,303	5,110	30%
Depreciation and amortization	886	2,040	(1,154)	(57)%
Loss on purchase commitments	—	1,165	(1,165)	(100)%
Transaction costs	217	105	112	107%

Total costs and expenses	49,189	42,384	6,805	16%

Loss from operations	(47,635)	(38,528)	9,107	24%
Other income (expense), net:
Pay-to-Play financing charge	—	(35,832)	(35,832)	(100)%
Debt financing charge on convertible notes	(464)	(3,145)	(2,681)	(85)%
Other (expense) income, net	1,903	(255)	2,158	846%
(Loss) gain on foreign exchange transactions	(228)	50	278	556%
Change in fair value of convertible notes	(10,022)	(9,532)	490	5%
Change in fair value of warrant liabilities	(5,701)	(945)	4,756	503%

Total other expense	(14,512)	(49,659)	(35,147)	(71)%

Loss before income taxes	(62,147)	(88,187)	(26,040)	(30)%
Benefit from income taxes	(952)	(598)	354	59%

Net loss	$(61,195)	$(87,589)	(26,394)	(30)%

Revenue

Revenue decreased 60% to $1.6 million for the year ended December 31, 2024 compared to approximately $3.9 million for the year ended December 31, 2023, primarily due to us reaching the end of our multi-year license and development contract with a strategic investor resulting in a $2.6 million decrease compared to the year ended December 31, 2023. This reduction was partially offset by $0.3 million associated with a new development arrangement entered into with a separate strategic investor during the year ended December 31, 2024.

Cost of revenue (exclusive of depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) for the year ended December 31, 2024 reflects a decrease of $3.1 million, or 84%, compared to the year ended December 31, 2023. This decrease was primarily driven by a $2.9 million decrease in charges for excess inventory and a $0.4 million decrease in direct labor costs commensurate with the decrease in engineering services revenue, partially offset by a $0.1 million increase in costs for inventory carrying costs with an outside supplier and a $0.1 reduction in other miscellaneous costs

Research and development

Research and development expense for the year ended December 31, 2024 increased $7.0 million or 39% compared to the year ended December 31, 2023. The increase was primarily driven by an increase in personnel costs of $4.4 million, an increase in IP licenses and design services of $2.4 million associated with the development of our new chip, an increase in other miscellaneous research and development costs of $0.2 million, and an increase in integration service of $0.6 million, partially offset by a $0.6 million reduction in external engineering services. We expect research and development to continue to increase to support the development of our next generation product portfolio in future years.

Selling, general and administrative

Selling, general and administrative expense for the year ended December 31, 2024 increased $5.1 million or 30% compared to the year ended December 31, 2023. The increase was primarily due to a $3.5 million increase in employee related costs, a $1.1 million increase in legal and accounting costs incurred in support of public company readiness efforts, a $0.5 million increase in marketing costs, and a $0.5 million increase in business development costs. The increases were partially offset by a $0.5 million reduction in facility costs.

Depreciation and amortization

Depreciation and amortization expense for the year ended December 31, 2024 decreased $1.2 million or 57% compared to the year ended December 31, 2023. The decrease was primarily due to a decrease in depreciation costs for computer equipment and server and network equipment that were fully depreciated in the comparative period.

Loss on purchase commitments

We did not record a loss on purchase commitments for the year ended December 31, 2024 as compared to $1.2 million for the year ended December 31, 2023 as a result of not having any additional purchase commitments requiring a loss on purchase commitment accrual.

Total other expense

Total other expense for the years ended December 31, 2024 and 2023 amounted to a net expense of $14.5 million and $49.7 million, respectively, for a decrease of net expense period over period of $35.1 million.

Total other expense for the year ended December 31, 2024 was primarily comprised of the total net change in fair value of our convertible notes and warrant liabilities of $15.7 million, additional expenses of $0.7 million, offset by other income from investments of $1.9 million.

Total other expense for the year ended December 31, 2023 was primarily comprised of the Pay-to-Play financing charge of $35.8 million and the debt financing charge on the convertible notes issued under the 2023 NPA of $3.1 million as well as the total change in fair value of the convertible notes and warrant liabilities of $10.5 million.

Income tax expense

The benefit from the provision for income taxes amounted to approximately $1.0 million for the year ended December 31, 2024 and our effective tax rate was approximately 1.53%. The effective income tax rate was primarily driven by remeasurement of our warrant liability as well as our valuation allowance which is driven by the deferred tax assets arising from capitalized research and experimental expenditures and the net operating losses.

The benefit from the provision for income taxes amounted to approximately $0.6 million for the year ended December 31, 2023 and our effective tax rate was approximately 0.68%. Income tax benefit for the year ended December 31, 2023 was primarily attributable to foreign taxes payable on net income generated outside the United States. The effective income tax rate was primarily driven by the impact of the tax treatment of the Pay-to-Play equity financing charge and the valuation allowance which is driven by the deferred tax assets arising from capitalized research and experimental expenditures and the net operating losses.

Net loss

Net loss was approximately $61.2 million for the year ended December 31, 2024 compared to net loss of approximately $87.6 million for the year ended December 31, 2023. The decrease in net loss for the year ended December 31, 2024 of $26.4 million compared to the year ended December 31, 2023 was primarily attributable to the nonrecurring Pay-to-Play financing charge of $35.8 million, the decrease in debt financing charge of $2.7 million, and an increase in other income (expense), net of $2.2 million which was partially offset by the $9.1 million increase in loss from operations and the $5.2 million increase in expense associated with the change in fair value of convertible notes and warrant liabilities as discussed above.

Liquidity and Capital Resources

Blaize’s consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations for the foreseeable future. Our consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Since inception of Blaize and through December 31, 2024, we have funded our operations primarily with cash flows from contributions from founders or other investors and other financing activities. We have incurred recurring losses and negative cash flows since its inception, including a net loss of $61.2 million and $87.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.

Our ability to continue to meet our obligations, to achieve our business objectives and continue as a going concern is dependent upon several factors, including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. To finance these opportunities, we will need to raise additional financing. While there can be no assurances, we intend to raise such capital through issuances of additional equity raises. If additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

While we are currently taking actions to source cash through a combination of the issuances of additional debt financing and public or private equity offerings or other means, we cannot be assured that we will be able to enter into any such contracts or raise capital on terms acceptable to the Company. As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we have determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through a year from the date that our consolidated financial statements were available to be issued.

Debt Financings

We were a party to the following debt financing agreements during the years ended December 31, 2024 and 2023:

Convertible Notes Under the July 2023 Note Purchase Agreement (as amended and restated, the “2023-2024 Convertible Notes”)

In July 2023, we entered into a Note Purchase Agreement, as amended on August 1, 2023 and as amended and restated on April 22, 2024 (the “2023 NPA”). During the year ended December 31, 2024, we issued approximately a total of $110.7 million in convertible notes under the 2023 NPA, of which $11.5 million in convertible notes under the 2023 NPA to the Sponsor. During the year ended December 31, 2023, we issued approximately $12.3 million in convertible notes under the 2023 NPA, of which $5 million was issued to the Sponsor and another $5 million was issued to a related party investor. The 2023-2024 Convertible Notes are secured by all our assets and accrue interest at 10%. Following the April 2024 amendment and restatement, principal and accrued interest on the 2023-2024 Convertible Notes mature on December 31, 2025.

The 2023-2024 Convertible Notes provides that the notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined therein), Maturity Conversion (as defined therein), SPAC Conversion (as defined therein) or repayment has not occurred wherein the Next Equity Financing, defined as the next sale of Company equity securities or other securities issued in connection with Senior Indebtedness, following the date of the 2023-2024 Convertible Notes for the purpose of raising capital.

•

For Lenders who purchased a 2023-2024 Convertible Note on or before July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms and conditions applicable to the equity securities sold in the Next Equity Financing, except that (A) the per share liquidation preference shall be 1.5 times the conversion price, (B) the initial conversion price for purposes of price-based anti-dilution protection will equal the conversion price, (C) the basis for any dividend rights will be based on the conversion price, and (D) such shares will rank senior to the other equity securities existing at the time of the applicable conversion with respect to liquidation preference.

•

For any Lender who purchased a 2023-2024 Convertible Note after July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms as described in the preceding paragraph except that the per share liquidation preference will equal the conversion price.

•

The conversion price for all Lenders, regardless of purchase date, for this Next Equity Financing is defined as the lesser of 80% of the per share issue price of the equity securities sold in this financing event or a calculated per share value based on a defined valuation cap and fully- diluted capital.

•

If the Next Equity Financing conversion, Corporate Transaction conversion, SPAC conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date, the principal and unpaid accrued interest of each 2023-2024 Convertible Note shall, at the written election of the Requisite Noteholders (which must include certain noteholder), pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company, provided that the conversion price shall not be based on a valuation in excess of the defined valuation cap.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred prior to a SPAC transaction, the principal and unpaid accrued interest of each 2023-2024 Convertible Note, with the exception of notes issued to a Final Closing Lender shall automatically convert (the “SPAC Conversion”) into a number of common shares equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on each 2023-2024 Convertible Note by the applicable conversion price.

•

For any Lender who purchased a 2023-2024 Convertible Note before April 22, 2024, the conversion price in this SPAC Conversion is the lesser of 80% of $11.50 per share or a calculated per share value based on a defined valuation cap and fully-diluted capital immediately prior to the SPAC transaction.

•

For any Lender who purchased a 2023-2024 Convertible Note on or after April 22, 2024, the conversion price in this SPAC Conversion is a price per share that would entitle such lender to receive a number of shares of BurTech Class A common stock equal to the outstanding principal and unpaid accrued interest on such 2023-2024 Convertible Note divided by five.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in Blaize’s existing certificate of incorporation), the 2023-2024 Convertible Notes shall be repaid as follows at the closing of the Corporate Transaction:

•

For any Lender who purchased a 2023-2024 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs on or before July 3, 2024, an amount equal to the then accrued but unpaid interest plus three (3) times the then outstanding principal.

•

For any Lender who purchased a 2023-2024 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs following July 3, 2024, an amount equal to the then accrued but unpaid interest plus five (5) times the then outstanding principal.

•

For any Lender who purchased a note after July 3, 2023, in respect of any such Corporate Transaction, an amount equal to the then accrued but unpaid interest plus one and a half (1.5) times the then outstanding principal.

Investors in the 2023-2024 Convertible Notes received warrants (“2023-2024 Convertible Note Warrants”) exercisable upon the earliest to occur of a Next Equity Financing Conversion, Maturity Conversion, SPAC Conversion or Corporate Transaction, as defined, and expire five years from issuance. The number of warrant shares issuable upon exercise is equal to the quotient obtained by dividing (i) 25% or 10% (the higher percentage which applies only to investors who purchased a convertible note on or before July 3, 2023) of the original principal amount of the corresponding note by (ii) (y) with respect to a Next Equity Financing Conversion, Maturity Conversion, or a SPAC Conversion, the Exercise Price (as defined herein) or (z) with respect to a Corporate Transaction, a per share price equal to the value of the consideration payable to the holder of each share of common stock of the Company. The Exercise price is defined as follows:

•	With respect to a Next Equity Financing Conversion, the per share issue price by new money investors for the equity securities;

•	With respect to a Maturity Conversion, a per share price mutually agreed upon by the Company and the Requisite Noteholders;

•	With respect to a SPAC Conversion, $11.50 per share and

•	With respect to a Corporate Transaction, the Corporate Transaction Exercise Price, as defined

Additionally, the expiration date of the warrants was amended in April 2022 from 10 years to 5 years from the original date of issuance.

On January 13, 2025, as provided by the terms of the 2023-2024 Convertible Notes, the outstanding notes were converted, at the option of the holders, to common stock upon the execution of the Merger.

Demand Notes

During the year ended December 31, 2023, we issued approximately $5.1 million of demand notes, of which approximately $0.3 million in principal with related accrued interest was repaid. The remaining $4.8 million of demand notes principal and related accrued interest was repaid in April 2024.

Pay-to-Play Notes

In December 2022, in connection with the P2P Transaction, we entered into a P2P NPA with a group of Lenders. Total proceeds from the issuance of convertible promissory notes under the P2P NPA received in November and December of 2022 approximated $2.9 million. In January and February of 2023, we received an additional $9.3 million in convertible promissory note proceeds. Pursuant to the P2P NPA, each Lender will pay Consideration in return for one or more promissory notes. The P2P Notes have a 24-month term from the date of the P2P NPA or December 9, 2024.

The P2P NPA provides that the P2P Notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing is defined as the next sale of Company equity securities, including warrants, other than Series D-2 Preferred stock or warrants to purchase Series D-2 preferred stock, following the date of the P2P NPA for the purpose of raising capital with gross proceeds of at least $5 million excluding the P2P Notes.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 9, 2024), the principal and unpaid accrued interest of each P2P Note shall, at the written election of the Requisite Noteholders (holders of a majority interest in the aggregate outstanding principal amount of the P2P Notes) and we, pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and Blaize.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in Blaize’s existing certificate of incorporation), the P2P Notes shall either be repaid or, at the option of the Requisite Noteholders, converted. If conversion is elected upon a Corporate Transaction, the P2P NPA provides that all outstanding principal and unpaid accrued interest due on the P2P Notes shall be converted into common stock.

If upon a Corporate Transaction, repayment is elected by the Requisite Noteholders, the outstanding amount of the P2P Note balance will be repaid based on (i) whether or not the Lender provided consideration less than, equal to or greater than their Pro Rata Portion (calculated as the percentage ownership in Preferred Stock held by the lender) of $20 million (the “Insider Amount”) by (2) the date of Contribution being either prior to November 30, 2022 (the “Initial Commitment Date”) or February 24, 2023 (“Final Closing date”).

New Lenders will receive payment equal to the then accrued and unpaid interest plus one and a half times (1.5X) the then outstanding principal, plus two times (2X) the outstanding principal (with respect only to the outstanding principal in excess of $1 million but less than $5 million), as applicable, plus three times (3X) the outstanding principal with respect only to the outstanding principal in excess of $5 million on the P2P Note.

Under the terms of the P2P NPA, any existing investor that purchased any P2P Note, received the right to exchange the common stock held following the November 30, 2022 conversion event (the “Converted Common Stock”) for a number of shares of shadow preferred stock mirroring the respective classes of preferred stock held prior to the conversion (the “Pull-Through Exchange”), however, due to their recent capital investments in the Company in the fourth quarter of 2022 that were critical to funding the ongoing business and operations of the Company, all Senior Series D shareholders received an automatic pull- through of their Converted Common Stock into their respective Senior Series D Shadow preferred stock regardless of whether they invested in a P2P Note. The exchange was calculated using a defined “Exchange Formula” based on the existing investor’s amount of investment in the P2P Note in relation to the designated pro-rata share portion of the Insider Amount. To the extent that an eligible existing investor purchased a P2P Notes representing less than its pro rata portion of the Insider Amount, such investors Converted Common Stock remain as Converted Common Stock for that portion equal to the shortfall in its pro-rata contribution. Additionally, certain investors in the P2P Notes also are entitled to receive warrants (the “P2P Warrants”) whose total exercise price is determined based on the timing of investment as well as the level of investor participation vis-à-vis each investor’s designated pro- rata portion.

On January 13, 2025, as provided by the terms of the P2P notes, the outstanding P2P Notes were converted, at the option of the holders, to common stock upon the execution of the Merger.

Equity Financings

We were a party to the following equity financing agreements during the years ended December 31, 2023 and 2022:

Series D, D-1 and D-2 redeemable convertible preferred stock

In September 2022, with the conversion of $32.0 million in existing Series D-2 Notes and incremental cash proceeds of $5.6 million, we issued a total of 7,561,820 Series D-2 redeemable convertible preferred stock. The total carrying value recognized from conversion and new proceeds, approximated $32.0 million and $5.6 million, prior to issuance costs, respectively. The original issue price and conversion price of Series D-2 redeemable convertible preferred stock was $4.9717 per share. The Series D-2 convertible preferred shares were issued with detachable Series D-2 Preferred Stock warrants expiring September 2025. The Series D-2 Preferred Stock warrants were valued at $1.6 million in total value allocated to the preferred stock warrant liability.

In connection with the issuance of Series D-2 redeemable convertible preferred stock, we amended our authorized capital stock to increase the total shares to 246,530,097, allocating 149,880,000 for common stock and 96,650,097 to preferred stock. The authorized shares of Seed Preferred, Series A, Series B, Series C and Series D-1 remained unchanged. Series D authorized shares decreased to 4,707,494 and 27,042,965 shares were designated as Series D-2 preferred stock. Additionally, two new series of redeemable convertible preferred stock were created; Series D Exchange Preferred Stock (“Series D Exchange shares”) and Series D-1 Exchange Preferred Stock (Series D-1 Exchange Shares). These two new series, when combined with the new Series D-2 stock became the new senior preferred group of preferred stock (“Senior Series D”).

Under the terms of the Series D-2 Stock Purchase Agreement, each investor that was a holder of our Series D Preferred Stock and/or Series D-1 Preferred Stock immediately prior to the Series D-2 issuance who purchased Series D-2 shares with new cash on or before the subsequent closing date, in an investment amount equal to or greater than its Exchange Pro Rata Share, as defined, was entitled to exchange such number of shares of Series D preferred stock and/or Series D-1 Preferred Stock held by such investors for an equivalent number of Series D Exchange Preferred Stock and/or Serie D-1 Exchange preferred stock based on the defined formula of total new cash investment divided by the original issuance price of the Series D Preferred Stock and/or Series D-1 Preferred stock. Shares of Series D and D-1 that are exchanged for shares of Series D Exchange and/or Series D-1 Exchange shares were cancelled and no longer available for issuance. As a result of the new proceeds received, we exchanged 239,405 Series D Shares for Series D Exchange shares. We accounted for the exchange as an extinguishment of preferred stock, reducing the carrying value of the exchanged Series D stock totaling $2.5 million, recording the fair value of the new Series D Exchange shares equaling $0.9 million, with the difference of $1.6 million recognized as a credit to accumulated deficit.

On November 30, 2022, we converted all outstanding shares of preferred stock into common stock and shortly thereafter effected a one-for-ten reverse stock split. No fractional shares of common stock were issued as a result of the reverse split. In lieu of any fractional shares to which a holder was otherwise entitled, the number of shares issued were rounded to the nearest whole share. The reverse stock split did not result in any change to the conversion rate of any series of preferred stock.

On January 13, 2025, as provided by the terms of the redeemable preferred stock, the outstanding shares were converted, at the option of the holders, to common stock upon the execution of the Merger.

Shadow Preferred stock

In conjunction with our P2P Transaction, on December 12, 2022, we executed an Amended and Restated Certificate of Incorporation which introduced “Shadow Preferred” classes of stock. A Shadow Preferred class of stock was created for each series of preferred stock outstanding prior to the Conversion Event. Those shareholders who participated in our P2P Transaction obtained the benefit of the Pull-Through Exchange of the common shares into which their prior preferred stock was converted into at the time of the conversion and reverse stock-split event (the “Converted Common Stock”) into shares of the class(es) of Shadow Preferred Stock identical to those previously held. Investors who did not participate, retained ownership only in Converted Common Stock. For the year ended December 31, 2022, the Pull-Through Exchange resulted in incremental value to the investors in the 2022 P2P Notes of $55.9 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common Stock held just prior to the Pull-Through Exchange, which has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

In January and February 2023, we raised $9.4 million in additional P2P Notes. Those shareholders who participated in providing additional funding in 2023 obtained the benefit of the Pull-Through Exchange of their Converted Common Stock into shares of the class(es) of Shadow Preferred Stock identical to those previously held. Investors who did not participate, retained ownership only in Converted Common Stock. For the year ended December 31, 2023, the Pull-Through Exchange resulted in incremental value to the investors in the P2P Notes of $30.6 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common Stock held just prior to the Pull-Through Exchange, which has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

The P2P NPA provided Blaize a right, subject to the approval of our Board of Directors (the “Board”), to conduct a common rights offering (the “Offering”) with holders of Blaize Common Stock that held shares of Blaize Common Stock as of immediately prior to the reverse stock split consummated in connection with the P2P Transaction (the “Eligible Common Stockholders”) to raise additional funds. In November 2023, we entered into the P2P NPA with participating Eligible Common Stockholders, whereby, each participating Eligible Common Stockholder received a P2P Note, subject to the same terms as existing P2P Notes with the exception that the P2P Notes issued to these common stockholders did not include the right to receive P2P Warrants. Proceeds received under the Offering totaled $0.1 million. In addition to the P2P Note, we entered into an Exchange Agreement with each participating Eligible Common Stockholder, pursuant to which each participating Eligible Common Stockholder had the right to restore all or a portion of their pre- P2P Transaction holdings by exchanging a certain number of shares of Blaize Common Stock held immediately following the reverse split, to the extent then-held, for ten (10) shares of Blaize Common Stock (the “Common Stock Restoration”). To the extent that an Eligible Common Stockholder purchased P2P Notes in the Offering representing at least its full Pro Rata Amount (as defined below), such Eligible Common Stockholder was eligible to exchange each share of Blaize Common Stock held immediately following the reverse split, to the extent then-held, for ten (10) shares Blaize Common Stock, such that such Eligible Common Stockholder would then hold such number of shares of Blaize Common Stock held as of immediately prior to the reverse stock split. If an Eligible Common Stockholder purchased P2P Notes in the Offering representing less than its Pro Rata Amount, such percentage representing the shortfall of the Pro Rata Amount was not eligible for the Common Stock Restoration. “Pro Rata Amount” means the product of $150,000 and the quotient obtained by dividing (i) the total number of shares of Blaize Common Stock held by an Eligible Common Stockholder by (ii) the total number of shares of Blaize Common Stock outstanding and held by the Eligible Common Stockholder as of November 16, 2023. For the year ended December 31, 2023, this Common Stock Restoration resulted in incremental value to the participating Eligible Common Stockholders of $5.2 million, measured as the fair value of the incremental shares of Blaize Common Stock received or restored following the Offering. This incremental value has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

On January 13, 2025, as provided by the terms of the redeemable preferred stock, the outstanding shares were converted, at the option of the holders, to common stock upon the execution of the Merger.

Contractual Obligations and Commitments

As of December 31, 2024 and December 31, 2023, we had outstanding purchase orders and contractual obligations totaling $0.2 million and $4.4 million, respectively, to procure inventory. The majority of our outstanding inventory purchase orders and preauthorized commitments to procure strategic components based on our expected demand are placed with our primary third-party contract manufacturer and a semiconductor supplier. We have an obligation to purchase inventories that have been purchased by the contract manufacturer when components have not been consumed within a period defined in the terms of our agreement. While we expect such purchased components to be used in future production of our finished goods, these components are considered in our reserve estimate for excess and obsolete inventory. Furthermore, we accrue for losses on commitments for the future purchase on non-cancelable and non- returnable components from this contract manufacturer at the time that circumstances, such as changes in demand, indicated that the value of the components many not be recoverable, the loss is probable and management has the ability to reasonably estimate the amount of the loss. As of December 31, 2024, the liability balance of our accrued loss on accrued purchase commitments equaled $0.6 million. As of December 31, 2023 the liability balance of our accrued losses on accrued purchase commitments equaled $3.6 million. The accrued losses on accrued purchase commitments as of December 31, 2024 and 2023 are included in the purchase orders and contractual obligations amount.

Cash flows for the years ended December 31, 2024 and 2023

The following table summarizes our cash flows from operating, investing and financing activities for the years ended December 31, 2024 and 2023:

For the years ended	December 31,
(in thousands)	2024	2023
Net cash used in operating activities	$(53,532)	$(27,955)
Net cash used in investing activities	$(902)	$(220)
Net cash provided by financing activities	$101,709	$26,475

Cash flows used in operating activities

Net cash used in operating activities was $53.5 million during the year ended December 31, 2024 compared to $28.0 million for the year ended December 31, 2023. For the year ended December 31, 2024, cash used in operating activities resulted from a net loss of $61.2 million, partially offset by $21.0 million in noncash items, the largest of which related to the $15.7 million change in the fair value of our convertible notes and warrant liabilities, $3.8 million in stock-based compensation, and $1.5 million of other miscellaneous non-cash expenses including depreciation and amortization, lease expense, deferred income taxes, deferred financing charges on convertible notes, and credit losses, offset by the impact of a net cash outflow of $13.4 million from changes in our net operating assets and liabilities. For the year ended December 31, 2023, cash used in operating activities resulted from a net loss of $87.6 million, offset by $56.3 million of noncash items, the largest two of which related to the Pay-to-Play financing charge of $35.8 million and $3.1 million of debt financing charges on convertible notes, offset by a net cash inflow of $3.4 million from changes in our net operating assets and liabilities

Cash flows used in investing activities

For the years ended December 31, 2024 and 2023, we used $ 0.9 million and $0.2 million of cash to purchase property and equipment, respectively. The increase of $0.7 million during the year ended December 31, 2024 was primarily due to the licensing of software.

Cash flows provided by financing activities

For the year ended December 31, 2024, net cash provided by financing activities was $101.7 million, which primarily consisted of $110.7 million of proceeds from the issuance of secured convertible notes under the 2023 NPA, partially offset by the $4.8 million repayment of the short-term demand notes and $4.4 million payment of deferred offering costs. This compares to net cash provided by financing activities for the year ended December 31, 2023 of $26.5 million, which primarily consisted of $12.3 million in proceeds from the issuance of secured convertible notes under the 2023 NPA, $9.4 million in the issuance of Pay-to-Play convertible notes and $4.9 million raised via the issuance of demand notes.

Off balance-sheet arrangements

As of the date of this Form 8-K/A, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Blaize is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently we do not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Blaize is an emerging growth company (“EGC”) as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they apply to private companies. We have elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Blaize will remain an EGC under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the closing of BurTech’s initial public offering, (ii) the last date of our fiscal year in which it has total annual gross revenue of at least $1.235 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which it have issued more than $1.0 billion in non- convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Our operations expose us to a variety of market risks. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Foreign Currency Exchange Rate Risk

We are exposed to foreign currency exchange rate risk by virtue of our international operations. This risk arises because we use different currencies to recognize revenue and pay operating expenses. We derived 21.8% and less than 1% of our revenue for the years ended December 31, 2024 and 2023 respectively, from operations outside of the United States. Our strategy for managing foreign currency risk relies on efforts to negotiate customer contracts to receive payment in the same currency used to pay expenses or, in some cases, we have historically entered into foreign currency exchange rate fluctuation provisions in our contracts with our customers. The exchange rate fluctuation provisions may result in increases or decreases in revenue or operating income in periods of significant exchange rate volatility when such exchange rates increase over a stated exchange rate or dollar threshold in the contract with a customer.

Our reporting and functional currency is the United Stated dollar (“U.S. dollar”). We are primarily exposed to movements in foreign currencies, predominately in the Indian rupee, British pound, and the Philippine peso, which are the local currencies of our foreign subsidiaries whose functional currency is also the US dollar.

Changes in exchange rates between the applicable foreign currency and the U.S. dollar will affect the remeasurement of our foreign subsidiaries’ financial results into U.S. dollars for purposes of reporting our consolidated financial results. For the year ended December 31, 2024, the loss on foreign exchange transactions was $0.2 million. For the year ended December 31, 2023, the gain on foreign exchange transactions was not material.

Interest Rate Risk

We maintain cash in checking and savings accounts. We investment securities in U.S. government treasury securities, U.S. government money market funds, and mutual funds. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Credit Risk

Our cash accounts in financial institutions may at times exceed the Federal Depository Insurance coverage of $250,000.

We are exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. We manage our accounts receivable credit risk through ongoing credit evaluation of its customers’ financial conditions. We establish an allowance for credit losses as the estimate of the amount of probable credit losses in the Company’s existing accounts receivable. We determine that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for credit losses was $0.4 million as of December 31, 2024 and 2023, respectively.

As of December 31, 2024, one customer accounted for approximately 98% of our total accounts receivable. As of December 31, 2023, one customer, a related party, accounted for approximately 98% of our total accounts receivable.

Historically, a relatively small number of customers have accounted for a significant portion of our revenue. For the year ended December 31, 2024, two customers, both related parties, accounted for approximately 77% and 21% of our revenue. For the year ended December 31, 2023, one customer, a related party, accounted for nearly 100% of our revenue.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue, the valuation of accounts receivable, research and development costs, the net realizable value of inventories, impairment of long-lived assets, the fair value of convertible notes and related financing charges, the fair value of warrant liabilities, the valuation of stock-based compensation awards and the accounting for income taxes. These estimates and assumptions are based on historical experience and on various other factors which we believe to be reasonable under the circumstances. We engage, as needed, third-party valuation specialists to assist with estimates related to the valuation of our convertible notes and related financing charges, the valuation of warrant liabilities and the valuation assumptions underlying our stock-based compensation.

Revenue Recognition

We derive revenue from product sales, software license and development arrangements, joint marketing arrangements and cloud services. We recognize revenue under ASC Topic 606, Revenue from Contracts with Customers (ASC 606), in which it determines revenue recognition through the following steps:

Step 1: Identify the contract with the customer.

We consider the terms and conditions of the engagement in identifying the contracts. We determine a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, we will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

Step 2: Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from we and are distinct in the context of the contract.

Step 3: Determine the transaction price.

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring services to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”).

Step 5: Recognize revenue when we satisfy a performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of services, including nonrecurring engineering services or marketing services, is recognized over the contractual terms during which we provide services over period of time.

Revenue from hardware sales is recognized upon transfer of control of products to customers in an amount that reflects the consideration we expect to receive in exchange for the hardware. We offer unspecified upgrades and support on certain products; however, the related revenue has historically not been significant. Our software license and development arrangements entail revenue from the licensing of our intellectual property (“IP”) and also include nonrecurring engineering development services to configure our IP and hardware to a customer’s needs. For each contract, we consider the promise to deliver a license that grants the customer the right to use the IP, as well as any professional services provided under the contract, as distinct performance obligations. We recognize licensing revenue from such arrangements over the term of the arrangements and recognize professional services over time as the services are provided. We measure progress to completion based on actual costs incurred to date as a percentage of the estimated total cost required to complete the project.

The timing of our revenue recognition may differ from the timing of payment by its customers. An unbilled receivable is recorded when revenue is recognized prior to invoicing and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied.

We defer incremental costs of obtaining a customer contract and amortize the deferred costs over the period that the related revenue is recognized. We had no material incremental costs to obtain customer contracts in any period presented.

We have elected to account for shipping and handling fees as fulfillment activities and not separate performance obligations. Accordingly, these fees are reflected in revenue and the related fulfillment costs are accrued as cost of goods sold as the related fulfillment costs incurred. We offer a standard assurance type warranty to customers for hardware sales.

Research and Development Costs

Costs related to our research and development (“R&D”) activities are expensed as incurred. R&D expense consists primarily of personnel costs for our R&D activities. R&D expense also includes costs associated with the design and development of our application-specific integrated circuit (“ASIC”) and IP solutions, such as third-party foundry costs, third-party computer-aided design tools and software licenses, third-party IP licenses, reference design development, and allocated costs, such as facilities and information technology costs.

Accounts Receivable, Net

Accounts receivable, net is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses represents our estimate of the amount of probable credit losses in our existing accounts receivable. We determine that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories consist of raw materials, work in process inventories, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the newly established cost basis. Any write-downs of inventories are reflected as a part of cost of revenue in the consolidated statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, which primarily consist of property and equipment and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. If the sum of the expected undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. We estimate the expected undiscounted future cash flows from the use of those assets and their eventual disposition.

Convertible Notes

We account for our convertible notes, some of which contain, complex conversion features or predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into a variable number of shares of preferred stock at a fixed discount to the market price of the common stock at the time of conversion under ASU Debt — Debt with Conversion and Other Options (Subtopic 470-20), Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). We record the convertible note liability at fair value at each period end. Changes in the fair value are recorded as change in fair value of convertible notes in the consolidated statements of operations.

Warrant Liabilities

We have issued freestanding warrants in connection with certain convertible debt arrangements and preferred stock issuances which have been recorded as liabilities in the consolidated balance sheets at their estimated fair value. At initial recognition, the warrants are recorded at their estimated fair value calculated using the Black-Scholes-Merton (“Black-Scholes”) option pricing model wherein, depending on the terms of the warrants, certain inputs to the Black-Scholes model are required to be determined via a Monte Carlo Simulation model. The liability associated with these warrants is subject to remeasurement at each balance sheet date, with changes in fair value recorded as remeasurement of warrant liability in the consolidated statements of operations. The warrants continue to be remeasured until the earlier of the expiration or exercise of the warrants.

Income Taxes

We are subject to income taxes in the United States and various foreign jurisdictions. We use the asset and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established on a jurisdiction-by-jurisdiction basis when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized. We are subject to tax audits in various jurisdictions. We regularly assess the likely outcomes of such audits in order to determine the appropriateness of liabilities for uncertain tax benefits. The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. We include interest expense and penalties related to its uncertain tax positions in income tax expense.

Stock-Based Compensation

We have granted stock options to our employees, non-employee consultants and non-employee directors in exchange for services pursuant to the 2011 Plan, which vest upon satisfaction of service-based conditions. We recognize the cost of such stock options based on the fair value of those awards at the date of grant over the requisite service period. The fair value of the stock options granted is determined using the Black-Scholes option pricing model using various inputs, including our estimates of expected stock price volatility, term, risk-free rate and future dividends. We have elected the simplified method to determine the expected term of the stock option grants. We have also granted RSUs to employees and directors in exchange for services pursuant to the 2011 Plan, which vest upon the satisfaction of both a service-based condition and a liquidity event condition, as defined. The fair value of restricted stock units is determined based on our estimated fair value of common stock at the date of grant. We have not recorded any stock-based compensation expense associated with these RSUs as a liquidity event has not occurred. If a liquidity event occurs in the future, we will record service condition has been satisfied prior to the liquidity event, and we will record the remaining unrecognized stock-based compensation over the remainder of the requisite service period.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. We adopted this standard during the year ended December 31, 2024. The adoption resulted in expanded disclosures for the Company’s single reportable segment, but did not have a material impact on our consolidated financial statements.

On October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The FASB issued authoritative guidance that clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. We adopted this standard as of January 1, 2024. The adoption of this standard did not have an impact on our consolidated financial statements.

Certain Relationships and Related Person Transactions — Blaize

Preferred Stock Conversion and Exchange

Blaize is a party to the P2P NPA, pursuant to which Blaize issued, in accordance with the exchange formula therein and the subsequent rights offering completed in November 2023 (the “Rights Offering”), the following shadow preferred shares: (i) an aggregate of 2,020,309 shares of Blaize Series Seed Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series Seed Preferred Stock; (ii) an aggregate of 4,573,935 shares of Blaize Series A Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series A Preferred Stock; (iii) an aggregate of 12,234,661 shares of Blaize Series B Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series B Preferred Stock; (iv) an aggregate of 10,211,548 shares of Blaize Series C Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series C Preferred Stock; (v) an aggregate of 239,405 shares of Blaize Series D Exchange Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D Exchange Preferred Stock; (vi) an aggregate of 3,990,707 shares of Blaize Series D Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D Preferred Stock; (vii) an aggregate of 3,662,318 shares of Blaize Series D-1 Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D-1 Preferred Stock; and (viii) an aggregate of 7,561,820 shares of Blaize Series D-2 Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D-2 Preferred Stock (collectively, the “Conversion and Exchange”). Collectively, Blaize issued P2P Notes in connection with the Conversion and Exchange in the aggregate principal amount of $12.2 million, plus interest.

The following tables summarize the Conversion and Exchange by Blaize’s related persons and their affiliated entities:

Bess Ventures and Advisory, LLC

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)
Blaize Series D-2 Shadow Preferred Stock(2)	4,167,698	$20,720,547.94	4,167,698	4,167,698

Total	4,167,698	$20,720,547.94	4,167,698	4,167,698

(1)

Lane Bess is a member of the Blaize board of directors and is affiliated with Bess Ventures and Advisory, LLC (“Bess Ventures”). As of December 31, 2024, Bess Ventures held more than 5% of Blaize’s outstanding capital stock.

(2)

Prior to the Conversion and Exchange, Bess Ventures received 4,167,698 shares of Blaize Series D-2 Preferred Stock upon conversion of certain convertible securities in the aggregate principal amount of $20,720,547.94, including interest, pursuant to that certain Series D-2 Preferred Stock Purchase Agreement, dated September 19, 2022, between Blaize and certain investors of Blaize listed on Schedule A thereto (the “Series D-2 Purchase Agreement”).

Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund and Franklin Templeton Variable Insurance products Trust — Franklin Small-Mid Cap Growth VIP Fund

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)	P2P Note Principal
Blaize Series D Exchange Shadow Preferred Stock(2)	239,405	—	239,405	239,405	—
Blaize Series D Shadow Preferred Stock(3)	1,915,251	$22,500,008.58	1,915,251	1,915,251	—
Blaize Series D-2 Shadow Preferred Stock(4)	1,550,417	$7,708,213.67	1,550,417	1,550,417	—

Total	3,705,073	$30,208,222.25	3,705,073	3,705,073	$634,489.56

(1)

As of December 31, 2024, Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund and Franklin Templeton Variable Insurance Products Trust — Franklin Small-Mid Growth VIP Fund (collectively, “Franklin Funds”) beneficially owned more than 5% of Blaize’s outstanding capital stock.

(2)

Prior to the Conversion and Exchange, Franklin Funds received 239,405 shares of Blaize Series D Exchange Preferred Stock in exchange for Blaize Series D Preferred Stock in accordance with the exchange pro rata share, pursuant to the Series D-2 Purchase Agreement.

(3)

Prior to the Conversion and Exchange, Franklin Funds received 1,915,251 shares of Blaize Series D Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $22,500,008.58, including interest, pursuant to that certain Series D Preferred Stock Purchase Agreement, dated March 22, 2021, between Blaize and certain investors of Blaize listed on Schedule A thereto (the “Series D Purchase Agreement”).

(4)

Prior to the Conversion and Exchange, Franklin Funds received 1,550,417 shares of Blaize Series D-2 Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $7,708,213.67, including interest, pursuant to the Series D-2 Purchase Agreement.

Anderson Investments Pte. Ltd.

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)	P2P Note Principal
Blaize Series C Shadow Preferred Stock(2)	3,147,755	$14,999,996.91	3,147,755	3,147,755	—
Blaize Series D Shadow Preferred Stock(3)	1,436,437	$14,999,993.38	1,436,437	1,436,437	—
Blaize Series D-1 Shadow Preferred Stock(3)	2,394,063	$20,000,000.00	2,394,063	2,394,063	—

Total	6,978,255	$49,999,990.29	6,978,255	6,978,255	$2,312,010.00

(1)	As of December 31, 2024, Anderson Investments Pte. Ltd. (“Anderson Investments”) held more than 5% of Blaize’s outstanding capital stock.
(2)

Prior to the Conversion and Exchange, Anderson Investments received 3,147,755 shares of Blaize Series C Preferred Stock upon the purchase of certain convertible securities in the aggregate principal amount of $14,999,996.91, pursuant to that certain Series C Preferred Stock Purchase Agreement, dated July 6, 2018, between ThinCI, Inc. and certain investors of Blaize listed on Schedule A thereto (the “Series C Purchase Agreement”).

(3)

Prior to the Conversion and Exchange, Anderson Investments received 1,436,437 shares of Blaize Series D Preferred Stock and 2,394,063 shares of Blaize Series D-1 Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $34,999,993.38, pursuant to the Series D Purchase Agreement.

A certain related party and its affiliate

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)	P2P Note Principal
Blaize Series B Shadow Preferred Stock(2)	5,797,101	$3,999,999.69	5,797,101	5,797,101	—
Blaize Series C Shadow Preferred Stock(3)	3,147,755	$15,000,000.00	3,147,755	3,147,755	—
Blaize Series D-1 Shadow Preferred Stock(4)	957,625	$8,000,000.00	957,625	957,625	—

Total	9,902,481	$26,999,999.69	9,902,481	9,902,481	$1,920,674.00

(1)

Tony Cannestra is a member of the Blaize board of directors and is affiliated with DENSO, DENSO Corporation and NSITEXE, Inc. (“NSITEXE”). As of December 31, 2024, DENSO and its affiliate, DENSO Corporation (previously held by NSITEXE, which was absorbed by and merged into DENSO on January 1, 2024), held approximately 5% of Blaize’s outstanding capital stock.

(2)

Prior to the Conversion and Exchange, DENSO received 5,797,101 shares of Blaize Series B Preferred Stock upon the purchase of certain convertible securities in the aggregate principal amount of $3,999,999.69, pursuant to that certain Series B Preferred Stock Purchase Agreement, dated August 25, 2016, between ThinCI, Inc. and certain investors of Blaize listed on Schedule A thereto (the “Series B Purchase Agreement”).

(3)

Prior to the Conversion and Exchange, NSITEXE received 3,147,755 shares of Blaize Series C Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $15,000,000.00, pursuant to the Series C Purchase Agreement. Subsequent to the Conversion and Exchange, the affiliate of the certain related party transferred 3,147,755 shares of Series C Shadow Preferred Stock to DENSO Corporation pursuant to that certain Stock Transfer Agreement, dated December 31, 2023, by and between NSITEXE and DENSO Corporation (the “DENSO Transfer Agreement”).

(4)

Prior to the Conversion and Exchange, NSITEXE received 957,625 shares of Blaize Series D-1 Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $8,000,000.00, pursuant to the Series D Purchase Agreement. Subsequent to the Conversion and Exchange, the affiliate transferred 957,625 shares of Series D-1 Shadow Preferred Stock to DENSO Corporation pursuant to the DENSO Transfer Agreement.

Agreements with Shareholders

Common Rights Offering

In connection with the P2P NPA, Blaize completed the Rights Offering in November 2023, whereby any common stockholder of Blaize that held shares of common stock as of immediately prior to the 10:1 reverse stock split completed in November 2022 had the opportunity to purchase a pro-rata portion of the P2P Notes and partially or fully undo the effects of the reverse stock split. The P2P Notes bore simple interest at a rate of ten percent (10%) and, unless converted earlier into shares pursuant to the P2P NPA, was payable on the earlier of (i) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize or (ii) an event of default with respect to the P2P Notes. Proceeds received under the Rights Offering totaled $0.1 million. Under the Rights Offering, Satyaki Koneru, the Chief Technical Officer of Blaize, purchased a P2P Note in the aggregate principal amount of $28,924.76; Ke Yin, the Vice President of Engineering of Blaize purchased a P2P Note in the aggregate principal amount of $28,924.76; and Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, purchased two P2P Notes in the aggregate principal amounts of $19,637.14 and $7,797.04, respectively. Since January 1, 2023, the largest aggregate amount of principal outstanding under the P2P Notes was approximately $12.4 million, and no amount of principal or interest has been paid under the P2P Notes. As of June 24, 2024, Blaize had approximately $12.4 million in borrowings outstanding under the P2P Notes, inclusive of P2P Notes issued under the Rights Offering.

Investors’ Rights Agreement

Blaize is a party to the Amended and Restated Investors’ Rights Agreement, dated September 19, 2022, as amended by that certain Omnibus Amendment and Agreement, dated December 8, 2022, which provides, among other things, that certain holders of its capital stock, including entities affiliated with NSITEXE and DENSO, each of which is affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) and Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, have the right to demand that Blaize file a registration statement or request that their shares of Blaize capital stock be covered by a registration statement that Blaize is otherwise filing. This agreement will terminate upon completion of the Business Combination.

First Refusal and Co-Sale Agreement

Pursuant to certain agreements with its stockholders, including the Amended and Restated First Refusal and Co-sale Agreement, dated September 19, 2022, as amended by that certain Omnibus Amendment and Agreement, dated December 8, 2022 (the “ROFR Agreement”), Blaize or its assignees have the right to (i) purchase shares of Blaize capital stock which certain stockholders propose to sell to other parties and (ii) participate in the sale of shares of Blaize capital stock alongside certain stockholders. Certain holders of Blaize capital stock, including entities affiliated with NSITEXE and DENSO, each of which is affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) and Dinakar Munagala, Chief Executive Officer and Director of Blaize, have rights of first refusal and co-sale under the ROFR Agreement. The ROFR Agreement will terminate upon completion of the Business Combination.

Voting Agreement

Blaize is a party to the Amended and Restated Voting Agreement, dated September 19, 2022, as amended by that certain Omnibus Amendment and Agreement, dated December 8, 2022, and as further amended by that certain Amendment, dated July 3, 2023, pursuant to which certain holders of its capital stock, including entities affiliated with NSITEXE and DENSO, each of which is affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) and Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, have agreed to vote their shares of our capital stock on certain matters, including with respect to the board size and the election of directors. This agreement will terminate upon completion of the Business Combination.

Stockholder Support Agreement

Blaize is a party to the Stockholder Support Agreement, dated December 22, 2023 (the “Company Support Agreement”), pursuant to which certain holders of its capital stock, including Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, and entities affiliated with NSITEXE and DENSO, which are affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) have agreed to, among other things: (i) support and vote in favor of (a) the approval and adoption of the Merger Agreement and the Business Combination, (b) the conversion of each issued and outstanding share of Blaize Preferred Stock into one share of Blaize Common Stock as of immediately prior to the Effective Time, and (c) any other circumstances upon which a consent or other approval with respect to the Merger Agreement and the Business Combination; (ii) vote against and withhold consent with respect to any Company Acquisition Proposal or other business combination transaction (other than the Merger Agreement and the Business Combination); (iii) vote against any proposal, action or agreement that would (a) impede, frustrate, prevent or nullify any provision of the Company Support Agreement, the Merger Agreement or the timely consummation of the Business Combination, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Blaize under the Merger Agreement, (c) result in any of the conditions set forth in the Merger Agreement not being fulfilled, or (d) result in a breach of any covenant, representation or warranty or other obligation or agreement of such stockholder contained in the Company Support Agreement; and (iv) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on the transfer of the Blaize Capital Stock, subject to certain exceptions, and termination of certain stockholder agreements and other affiliate agreements of Blaize. This agreement will terminate upon completion of the Business Combination.

Side Letters

In connection with the Bess Note (as defined below), pursuant to which Blaize has borrowed an aggregate principal amount of $5,000,000 from Bess Ventures, Blaize and Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, entered into a Management and Board Observer Rights Agreement, dated as of July 3, 2023 (the “Bess Side Letter”), pursuant to which Blaize has agreed to grant certain management consultation rights, access to books and records rights, inspection rights and board observer rights to Bess Ventures. The Bess Side Letter terminates upon the earlier to occur of (i) the consummation of the sale of Blaize’s securities pursuant to a registration statement in connection with a firm commitment underwritten offering of its securities to the general public or (ii) the date upon which Bess Ventures ceases to hold any shares of Blaize.

In connection with the Note Purchase and Exchange Agreement, pursuant to which Blaize has borrowed an aggregate principal amount of $634,489.56 in aggregate from Franklin Funds, Blaize and Franklin Advisers, Inc., as the investment manager on behalf of Franklin Funds, which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock (collectively, the “Franklin Parties”), entered into a Side Letter, dated as of January 19, 2023 (the “Franklin P2P Side Letter”), pursuant to which Blaize has agreed to waive the lock-up provisions applicable to Blaize’s common stock or its convertible securities acquired by the Franklin Parties following the effective date of the first firm commitment underwritten public offering of Blaize’s securities. The Franklin P2P Side Letter terminates upon the earliest to occur of (i) immediately prior to such underwritten public offering, (ii) immediately prior to the consummation of a direct listing, (iii) such time as all of the Franklin Parties no longer hold any of the notes pursuant to the Note Purchase and Exchange Agreement or (iv) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize.

In connection with the Note Purchase Agreement, dated as of July 3, 2023 (as amended and restated on April 22, 2024, the “Amended and Restated Note Purchase Agreement”), pursuant to which Blaize has borrowed an aggregate principal amount of $2,000,000 in aggregate from Franklin Funds, Blaize and the Franklin Parties, entered into a Side Letter, dated as of August 23, 2023 (the “Franklin 2023 Side Letter”), pursuant to which Blaize has agreed to the satisfaction of certain investment obligations of the Franklin Parties, and to waive the lock-up provisions applicable to Blaize’s common stock or its convertible securities acquired by the Franklin Parties following the effective date of the first firm commitment underwritten public offering of Blaize’s securities. The Franklin 2023 Side Letter terminates upon the earliest to occur of (i) immediately prior to such underwritten public offering, (ii) immediately prior to the consummation of a direct listing, (iii) such time as all of the Franklin Parties no longer hold any of the notes pursuant to the Amended and Restated Note Purchase Agreement or (iv) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize.

Blaize is a party to the Blaize 2011 Stock Plan Notice of Restricted Stock Unit Award, dated as of July 3, 2023 (the “Bess RSU Agreement”), pursuant to which Blaize granted 6,000,000 restricted stock units representing common stock of Blaize (the “Bess RSUs”), with a deemed grant date value of $2.6 million and an additional value of $1.7 million associated with a subsequent acceleration of vesting, to Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock. The Bess RSUs are subject to various anti-dilution protections, and under the original terms vested upon the earlier to occur of (i) July 3, 2024, provided that Bess Ventures remains in continuous service as an employee, consultant or outside director through such date or (ii) Blaize’s completion of an initial public offering, a SPAC IPO (as defined in the Bess RSU Agreement), direct listing or sale event. On December 20, 2023, the Blaize Board unanimously approved a modification to the Bess RSU terms to immediately accelerate the vesting of the 6.0 million awards outstanding and issue 6.0 million shares of common stock, which were otherwise set to fully vest on July 3, 2024 on the terms of the Bess RSU Agreement.

Administrative and Operating Agreements

Blaize is a party to a Long-Term Joint Development Agreement with an affiliate of a certain related party, dated as of February 15, 2022, pursuant to which Blaize and an affiliate of a certain related party, which held more than 5% of Blaize’s outstanding capital stock within Blaize’s last fiscal year and is affiliated with a member of the Blaize board of directors, Tony Cannestra, have agreed to jointly develop AI solutions based on one or more Blaize Products and market and sell the AI solutions to customers in various automotive market segments until the end of December 2029. Blaize has not recognized any revenue to date associated with the Long-Term Joint Development Agreement as it has yet to be commercialized.

Blaize expects commercialization of the Long-Term Joint Development Agreement to begin in 2025.

Intercompany Transactions, Accounts Payable and Account Receivable

Pursuant to an Intercompany Service Agreement, dated February 25, 2020, by and between Blaize and Blaize New Computing Technologies India Private Limited, a subsidiary of Blaize (“Blaize India”), Blaize India has agreed to provide software development services to Blaize in exchange for a fee equal to Blaize India’s costs plus a markup of approximately 15%. The Intercompany Service Agreement remains in effect and the amounts expensed by Blaize to Blaize India under this agreement were approximately $13.5 million and $11.5 million for the fiscal years ended December 31, 2024 and 2023, respectively.

Blaize is a party to the Research and Development Services Agreement, dated as of June 15, 2019, pursuant to which Blaize U.K. Limited f/k/a ThinCI Limited, a subsidiary of Blaize (“Blaize UK”), has agreed to perform certain research and development services for Blaize in exchange for a grant of a limited intellectual property license and a fee equal to the amount of Blaize UK’s costs plus an appropriate markup, which is amended from time to time as necessary to reflect market pricing. The Research and Development Services Agreement remains in effect and the amounts expensed by Blaize to Blaize UK under this agreement were approximately $6.6 million and $6.1 million for the fiscal years ended December 31, 2024 and 2023, respectively.

Licensing and Trademark Agreements

Blaize is a party to the Blaize-DENSO Compiler Project Statement of Work, dated as of February 4, 2024, pursuant to which DENSO Corporation, an affiliate of Blaize which beneficially owns more than 5% of Blaize’s outstanding capital stock through its subsidiary, DENSO, and is affiliated with a member of the Blaize board of directors, Tony Cannestra, has agreed to jointly develop certain AI projects with Blaize. The approximate dollar value of the amount involved in the transaction is $326,658.60.

Related Party Loans

Blaize is a party to that certain intercompany Loan Agreement, dated June 14, 2019, between Blaize, Inc. (formerly known as M/s ThinCI Inc.), as lender, and Blaize New Computing Technologies India Private Limited (formerly known as M/s ThinCI Semiconductor Technologies India Private Limited), as borrower, in the initial principal amount of $4,462,416 (the “Blaize India Loan”). The Blaize India Loan bore simple interest at a rate of 7.99 percent (7.99%) and was payable within seven (7) working days from the expiry of interest period of six consecutive months. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Blaize India Loan was $3,569,932. The amount of principal and interest paid under the Blaize India Loan since the inception of loan to date amounts to $1,784,969 and $505,190, respectively. As of December 31, 2024, Blaize India had $2,677,448 of borrowings outstanding under the Blaize India Loan.

Blaize is a party to the Note Purchase and Exchange Agreement, pursuant to which Blaize has borrowed an aggregate principal amount of $12,244,033.56 from certain holders of its capital stock, including the following related persons and their affiliated entities: (i) $2,312,010.00 from Anderson Investments (the related note, the “Anderson Note”), which currently holds more than 5% of Blaize’s outstanding capital stock, (ii) $3,280,853.00 from DENSO Corporation (the related note, the “DENSO Note”), an affiliate of Blaize which beneficially owns more than 5% of Blaize’s outstanding capital stock together with its subsidiary, DENSO, and is affiliated with a member of the Blaize board of directors, Tony Cannestra, and (iii) $634,489.56 in aggregate from Franklin Funds (the related notes, the “Franklin 2022 Notes”), which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock. The notes issued pursuant to such Note Purchase and Exchange Agreement are convertible, bear simple interest at a rate of ten percent (10%) and are payable on the earlier of (i) Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize or (ii) an event of default with respect to the notes. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Anderson Note was $2,312,010.00, and no amount of principal or interest has been paid under the Anderson Note. As of December 31, 2024, Blaize had $2,312,010.00 of borrowings outstanding under the Anderson Note. Since January 1, 2023, the largest aggregate amount of principal outstanding under the DENSO Note was $3,280,853.00, and no amount of principal or interest has been paid under the DENSO Note. As of December 31, 2024, Blaize had $3,280,853.00 of borrowings outstanding under the DENSO Note. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Franklin 2022 Notes was $634,489.56, and no amount of principal or interest has been paid under the Franklin 2022 Notes. As of December 31, 2024, Blaize had $634,489.56 of borrowings outstanding under the Franklin 2022 Notes.

In connection with the Note Purchase and Exchange Agreement, warrants previously granted on September 19, 2022 to purchase Blaize Series D-2 preferred stock were amended to be exercisable into Blaize Series D-2 Shadow Preferred Stock. Of these warrants, Bess Ventures held a warrant exercisable into 416,769 shares of Blaize Series D-2 Shadow Preferred Stock and the Franklin Funds held four warrants exercisable into 155,040 Blaize Series D-2 Shadow Preferred Stock. In connection the Note Purchase and Exchange Agreement, warrants previously granted on February 28, 2021 and November 9, 2021 to purchase Blaize Series D preferred stock were amended to be exercisable into Blaize Series D Shadow Preferred Stock. Of these warrants, the Franklin Funds held four warrants exercisable for an aggregate of 287,289 shares of Series D Shadow Preferred Stock (the “Series D Warrants”). These Series D Warrants expired on February 28, 2024 in accordance with their terms.

Blaize is a party to the Amended and Restated Note Purchase Agreement pursuant to which Blaize has borrowed an aggregate principal amount of approximately $122.9 million from certain holders of its capital stock, including the following related persons and their affiliated entities: (i) $99.4 million from the RT Parties, (ii) $5,000,000 from Bess Ventures (the related note, the “Bess Note”), which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, (iii) $2,000,000 in aggregate from Franklin Funds (the related notes, the “Franklin Notes”), which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock and (iv) $16,500,000 from the Sponsor (the related notes, the “Sponsor Notes”), which currently holds more than 5% of Blaize’s outstanding capital stock. The notes issued pursuant to such Amended and Restated Note Purchase Agreement are convertible, bear interest at a rate of ten percent (10%) compounded annually and are payable on the earlier of (i) Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize, (ii) an event of default with respect to the note or (iii) January 3, 2025. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Bess Note was $5,000,000, and no amount of principal or interest has been paid under the Bess Note. As of December 31, 2024, Blaize had $5,000,000 of borrowings outstanding under the Bess Note. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Franklin Notes was $2,000,000, and no amount of principal or interest has been paid under the Franklin Notes. As of December 31, 2024, Blaize had $2,000,000 of borrowings outstanding under the Franklin Notes. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Sponsor Notes was $16,500,000, and no amount of principal or interest has been paid under the Sponsor Notes. As of December 31, 2024, Blaize had $16,500,000 of borrowings outstanding under the Sponsor Notes.

In connection with the Amended and Restated Note Purchase Agreement, the noteholders were also granted warrants to purchase shares of Blaize preferred stock, with Bess Ventures receiving a warrant to purchase shares of Blaize preferred stock, dated September 19, 2022, exercisable for an aggregate of 416,769 shares of Blaize Series D-2 Preferred Stock, and the Franklin Funds receiving four (4) warrants to purchase shares of Blaize preferred stock, with two (2) dated February 28, 2021 and two (2) dated November 9, 2021, exercisable for an aggregate of 287,289 shares of Blaize Series D Preferred Stock (the “Franklin Warrants”). The Franklin Warrants expired on February 28, 2024 in accordance with their terms.

The obligations due under the Amended and Restated Note Purchase Agreement and the Bess Note are secured by the Amended and Restated Security Agreement, dated as of April 22, 2024 (the “A&R Security Agreement”) and the Intellectual Property Security Agreement, dated as of July 3, 2023 (the “IP Security Agreement”), pursuant to which Blaize has granted, respectively, (i) a continuing security interest in and lien on all of Blaize’s property described therein and (ii) a security interest in all of Blaize’s right, title and interest in, to and under its intellectual property, to certain holders of its capital stock, including the following related persons and their affiliated entities: (a) Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, and (b) Franklin Funds, which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock.

Blaize is a party to the Promissory Note, dated as of November 22, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $750,000 from Juergen Hambrecht, a member of the board of directors of Blaize. The note bore simple interest at a rate of twelve percent (12%) and was payable on the earlier of (i) immediately following the receipt of a minimum of $15,000,000 from BurTech and other investors pursuant to that certain Amended and Restated Note Purchase Agreement, dated as of April 22, 2024 or (ii) March 31, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $750,000, the amount of principal paid under the note was $750,000 and the amount of interest paid under the note was $38,466. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Promissory Note, dated as of June 12, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $175,000 from Juergen Hambrecht, a member of the Blaize board of directors. The note bore simple interest at a rate of five percent (5%) and was payable on the earlier of (i) immediately following the initial closing of Blaize’s next convertible note or equity financing with aggregate proceeds of at least $5,000,000 or (ii) June 12, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $175,000, the amount of principal paid under the note was $175,000 and the amount of interest paid under the note was $719. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Promissory Note, dated as of November 22, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $4,000,000 from Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock. The note bore simple interest at a rate of twelve percent (12%) and was payable on the earlier of (i) immediately following the receipt of a minimum of $15,000,000 from BurTech and other investors pursuant to that certain Amended and Restated Note Purchase Agreement, dated as of April 22, 2024 or (ii) March 31, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $4,000,000, the amount of principal paid under the note was $4,000,000 and the amount of interest paid under the note was $206,466. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Promissory Note, dated as of June 5, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $175,000 from Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock. The note bore simple interest at a rate of five percent (5%) and was payable on the earlier of (i) immediately following the initial closing of Blaize’s next convertible note or equity financing with aggregate proceeds of at least $5,000,000 or (ii) June 5, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $175,000, the amount of principal paid under the note was $175,000 and the amount of interest paid under the note was $2,062. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Convertible Promissory Note, dated as of January 19, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $415,000 from JIH, which is affiliated with a member of the Blaize board of directors, Juergen Hambrecht. The note bore simple interest at a rate of ten percent (10%) and, unless converted earlier into shares pursuant to the Note Purchase and Exchange Agreement, was payable on the earlier of (i) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize or (ii) an event of default with respect to the notes. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $415,000, and no amount of principal or interest has been paid under the note. As of December 31, 2024, Blaize had $415,000 in borrowings outstanding under the note. Bess Ventures, which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock and is affiliated with a member of the Blaize board of directors, Lane Bess, is a party to the Promissory Note Agreement, dated as of January 19, 2024 (the “Bess 2024 Note”), pursuant to which the Sponsor, which currently holds more than 5% of Blaize’s outstanding capital stock, has borrowed an aggregate principal amount of $13,000,000 from Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, in exchange for 500,000 shares of BurTech Class A Common Stock. The Bess 2024 Note bore simple interest at a rate of ten percent (10%) and was payable on the earlier of (i) March 31, 2024 or (ii) the first business day following the date upon which the Sponsor has received from and after January 1, 2024 aggregate net proceeds from its investors in an amount of $25,000,000. Following the due date of March 31, 2024, interest at the default rate of fifteen percent (15%) began to accrue on the principal and unpaid interest obligations. As of October 1, 2024, the aggregate amount outstanding under the Bess 2024 Note is approximately $14.2 million, and no payments or interest or principal on the loan have been paid. Further, pursuant to an agreement between the Sponsor and Bess Ventures, the Sponsor shall transfer 500,000 shares of New Blaize Common Stock following the six (6) month anniversary of the closing of the Business Combination and in connection with the termination of the post-closing lock-up obligations of each of the Sponsor and Bess Ventures. The obligations due under the Bess 2024 Note are secured by the Security Agreement, dated as of January 19, 2024 (the “Bess Security Agreement”), pursuant to which the Sponsor has granted a security interest in all of Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, including (i) Sponsor’s interest in its P2P Note pursuant to the Note Purchase Agreement, in an aggregate principal amount up to $13.0 million, (ii) any securities issued upon the conversion thereof, (iii) all of Sponsor’s rights, title and interests under the Note Purchase Agreement, the A&R Security Agreement, the IP Security Agreement, and all other financing statements, agreements, instruments and documents granting, perfecting or protecting a security interest in Blaize’s assets to secure the P2P Notes and (iv) all proceeds of each of the foregoing.

In connection with the Bess Security Agreement, pursuant to which the Sponsor’s obligations due under the Bess 2024 Note (with an aggregate principal amount of $13.0 million) are secured by all of the Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, the Sponsor and Bess Ventures, which each held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock and, solely with respect to Bess Ventures, is affiliated with a member of the Blaize board of directors, Lane Bess, and Blaize entered into a Letter Agreement, dated as of February 15, 2024, pursuant to which Blaize acknowledged and agreed to the grant of security and the obligations set forth in the Bess Security Agreement and other related loan documents, and further agreed to comply with certain instructions and procedures as set forth therein. As of August 31, 2024, Sponsor was in default of the repayment terms in connection with the Bess 2024 Note, the Bess Security Agreement and the Letter Agreement as a result of its failure to make a timely repayment of the outstanding balance that was due on March 31, 2024.

On September 16, 2024, Bess Ventures and the Sponsor entered into a forbearance agreement (the “Forbearance Agreement”), in connection with which Bess Ventures agreed to forbear from the exercise of its remedies under the Bess 2024 Note, the Bess Security Agreement and the related loan documents until the earlier of (i) January 6, 2025 or (ii) the date that is 45 days following the consummation of the SPAC Transaction (as defined in the Restated Charter). As of October 1, 2024, the forbearance period under the Forbearance Agreement has not expired or been terminated.

On January 2, 2025, Bess Ventures and the Sponsor entered into several related transactions including (i) a second forbearance agreement (the “Second Forbearance Agreement”), in connection with which Bess Ventures agreed to extend the forbearance period with respect to the Bess 2024 Note to February 5, 2025 in exchange for certain additional collateral including the pledge by the Sponsor of 3.0 million shares of BurTech Class A Common Stock (representing the 1.0 million shares required to be transferred to Bess Ventures under the Bess 2024 Note and 2.0 million other shares pledged as collateral under the Security Agreement (as defined below)), and (ii) that certain Promissory Note, pursuant to which Bess Ventures loaned $12.0 million to the Sponsor which loan is interest free prior to its maturity on February 20, 2025 and includes the obligation to transfer 500,000 shares of BurTech Class A Common Stock to Bess Ventures (the “Bess 2025 Note”). The obligations due under the Bess 2025 Note are secured by the Security Agreement, dated as of January 2, 2025, pursuant to which the Sponsor has granted a security interest in all of Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, including 2.5 million shares of BurTech Class A Common Stock (representing the 500,000 shares required to be transferred to Bess Ventures under the Bess 2025 Note and 2.0 million other shares pledged as collateral) and all proceeds thereof. As consideration for the Second Forbearance Agreement and the Bess 2025 Note, pursuant to that certain Guaranty, Pledge and Repayment Agreement, dated as of January 2, 2025, Burkhan LLC has further guaranteed the Sponsor’s obligations with respect to the Bess 2024 Note and Bess 2025 Note and pledged as security for such obligations, 2.0 million shares of BurTech Class A Common Stock. As of March 25, 2025, the forbearance period under the Second Forbearance Agreement has expired and the Sponsor is under default under the Bess 2025 Note.

Director and Officer Indemnification

Blaize’s charter and Blaize’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Blaize has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Blaize expects that these agreements will be replaced with new indemnification agreements for each director and officer of New Blaize. For additional information, see “Description of BurTech’s Securities — Limitations on Liability and Indemnification of Officers and Directors.”